SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) – September 1, 2004

LOCKHEED MARTIN CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	1-11437	52-1893632
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6801 Rockledge Drive, Bethesda, Maryland	20817
(Address of principal executive offices)	(Zip Code)

(301) 897-6000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Item 8.01 Other Events

Vance D. Coffman, Chairman of the Board of Lockheed Martin Corporation, retired as an employee of the Corporation, effective as of September 1, 2004. Effective September 1, 2004, the Board of Directors of the Corporation approved the payment of cash compensation to Dr. Coffman, as a non-employee Chairman of the Board, at the rate of $500,000 per annum, in addition to the cash and equity compensation otherwise payable to him as a non-employee director of the Corporation under the Corporation’s existing director compensation programs. Non-employee directors of the Corporation receive an annual retainer that is payable half in cash ($75,000) and half in stock units, options or a combination of both ($75,000). Effective September 1, 2004, as a non-employee director, Dr. Coffman received an award of 460 stock units (valued at $25,000 based on the closing price for the Corporation’s common stock on that date) and will receive a cash retainer of $25,000, which respectively represent the pro rata portions of the stock and cash retainer payable to non-employee directors for the balance of 2004.

Prior to August 5, 2004, Dr. Coffman served as the Chairman and Chief Executive Officer of the Corporation. Effective August 5, 2004, Robert J. Stevens was elected to serve as President and Chief Executive Officer of the Corporation.

Item 5.03 Amendments to Articles of Incorporation or Bylaws

Consistent with the actions reported above, the Board of Directors of Lockheed Martin Corporation amended the Corporation’s Bylaws, effective as of August 5, 2004, to provide that the Chief Executive Officer of the Corporation shall be its President (as opposed to the Chairman, previously) and to amend references in Article IV, Sections 4.01 and 4.02, of the Bylaws to the “Chairman and Chief Executive Officer” to refer to the “President and Chief Executive Officer”. Section 4.03 of the Bylaws, which previously created the office of President and Chief Operating Officer, was deleted and the remaining sections of Article IV were renumbered. An amended and restated copy of the Corporation’s Bylaws is filed as Exhibit 3.2 to this report.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description
3.2	Lockheed Martin Corporation Amended and Restated Bylaws

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOCKHEED MARTIN CORPORATION

/s/ Rajeev Bhalla
Rajeev Bhalla
Vice President and Controller

September 2, 2004